Exhibit 4.1

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of July 12, 2022 by and among Urgent.ly Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor,” and any Person that becomes a party to this Agreement in accordance with Section 6.11 hereof.

RECITALS

A. The Investors possess registration rights, information rights and other rights pursuant to that certain Amended and Restated Investor Rights Agreement dated as of September 18, 2020, by and among the Company and the Existing Investors (the “Prior Agreement”).

B. The Company and the Investors desire to amend and restate the Prior Agreement as set forth in this Agreement in connection with the Company’s issuance of convertible promissory notes designated Series 2022A to certain of the Investors and other persons and entities.

C. The Company and the Existing Investors desire to amend and restate the Prior Agreement as set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1. “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2. “Allianz” means Allianz Investments IV Luxembourg S. à.r.l. registered with the Registre de Commerce et des Sociétés of Luxembourg under number B 144833 or its Permitted Transferee.

1.3. “ATD” means American Tire Distributors Holdings, Inc., a Delaware corporation, or its Permitted Transferee.

1.4. “Co-Sale Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement by and between the Company, the Investors and the other parties thereto of even date herewith.

1.5. “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.6. “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in any business relating to the Company’s business (as determined in good faith by the Company’s board of directors), but shall not include any financial investment firm or collective investment vehicle; provided, that, notwithstanding anything to the contrary set forth in this definition, none of ATD nor any of its Affiliates, none of Verizon nor any of its Affiliates, none of Enterprise nor any of its Affiliates, none of Emerald nor any of its Affiliates, none of Iron Gate nor any of its Affiliates, and none of i Ventures nor any of its Affiliates shall be deemed a Competitor hereunder.

1.7. “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.8. “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.9. “Emerald” means Emerald Industrial Innovation Fund L.P. or its Permitted Transferee.

1.10. “Enterprise” means Enterprise Holdings Ventures, L.L.C. or its Permitted Transferee

1.11. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.12. “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.13. “FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.14. “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.15. “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.16. “Forté” means Forté Ventures, L.P., a Delaware limited partnership, or its Permitted Transferee.

1.17. “Forté Urgently” means Forté Urgently, LLC, a Delaware limited liability company, or its Permitted Transferee.

1.18. “Fund” means each of Allianz, ATD, Enterprise, Emerald, Forté, Forté Urgently, i Ventures, Iron Gate and Ryan

1.19. “GAAP” means generally accepted accounting principles in the United States.

1.20. “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.21. “i Ventures” means BMW iVentures SCS, SICAV-RAIF, a Common limited partnership governed by the laws of the Grand Duchy Luxembourg or its Permitted Transferee.

1.22. “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.23. “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.24. “Investor Directors” shall have the meaning set forth in the Voting Agreement.

1.25. “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.26. “Iron Gate” means Iron Gate Capital, LLC or its Permitted Transferee.

1.27. “Major Investor” means each of Emerald, Iron Gate, Forté, Forté Urgently, Verizon, Allianz, Ryan, ATD, Enterprise and i Ventures.

1.28. “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.29. “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.30. “Permitted Transferee” shall have the meaning set forth in the Co-Sale Agreement.

1.31. “Preferred Stock” means shares of the Company’s Series C Preferred Stock.

1.32. “Qualified Public Offering” means a firm commitment underwritten public offering registered under the Securities Act covering the offer and sale by the Company of its Common Stock (a) in which the aggregate proceeds to the Company equal or exceed $50,000,000, net of underwriting discounts, commissions and fees and (b) that results in the Common Stock so offered being listed on a national securities exchange.

1.33. “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.14 of this Agreement.

1.34. “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.35. “Restricted Securities” means the securities of the Company required to bear the legend set forth in Subsection 2.13(b) hereof.

1.36. “Ryan” means, together, Ryan Investments, LLC, a Washington limited liability company, and Ryan Family Holdings, LLC, a Maryland limited liability company, or their Permitted Transferees.

1.37. “SEC” means the Securities and Exchange Commission.

1.38. “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.39. “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.40. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.41. “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.42. “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.001 per share.

1.43. “Majority Holders” means the Holders who own a majority of the then outstanding Series C Preferred Stock.

1.44. “Verizon” means Verizon Ventures LLC, a Delaware limited liability company, or its Permitted Transferee.

1.45. “Voting Agreement” means the Amended and Restated Voting Agreement by and between the Company, the Investors and the other parties thereto of even date herewith.

2. Registration Rights. The Company covenants and agrees as follows:

2.1. Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least forty percent (40%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to Registrable Securities with an anticipated aggregate offering price, net of Selling Expenses, that would exceed $5,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a): (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b): (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d).

2.2. Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3. Underwriting Requirements.

(a) If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holders, subject only to the reasonable approval of the Company, which approval will not be unreasonably withheld or delayed; provided that any underwriter of recognized national standing shall be deemed acceptable to the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable) to the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering or (ii) the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4. Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to 60 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) comply in all material respects with the provisions of the Securities Act applicable to the Company with respect to the disposition of all of the Registrable Securities covered by such registration statement in accordance with the intended method or methods of disposition by the selling Holders thereof;

(j) (i) promptly notify each selling Holder and underwriter, if any, and, if requested by any such party, confirm such notification in writing, (A) when a prospectus, any prospectus supplement or free-writing prospectus has been filed with the SEC and when the registration statement or any post-effective amendment thereto has been filed with and declared effective by the SEC, (B) of the issuance by the SEC of any stop order or the coming to its knowledge of the initiation of any proceedings for that purpose, (C) of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (D) of the occurrence of any event that requires the making of any changes to the registration statement or related prospectus so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (E) of the Company’s determination that the filing of a post-effective amendment to the registration statement shall be necessary or appropriate; and (ii) upon the occurrence of any event of the kind described in Section 2.4(j)(i)(B), (C) (but only with respect to the jurisdiction suspending qualification), (D) or (E), as promptly as practicable thereafter, take such action as shall be necessary to remedy such event to permit the selling Holders and the underwriters, if any, to continue to offer and dispose of the Registrable Securities, including, without limitation, preparing and filing with the SEC and furnishing to the selling Holders and the underwriters, if any, a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of the Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(k) (i) make such representations and warranties to the selling Holders and the underwriters, if any, in form, substance and scope as are customarily made in connection with an underwritten or a non-underwritten offering, as the case may be, of common stock or other equity securities pursuant to any appropriate agreement and/or to a registration statement filed on the form applicable to such registration; (ii) deliver such documents and certificates, including officers’ certificates, as may be reasonably requested by the Participating Holders and the underwriters, if any, to evidence the accuracy of the representations and warranties made pursuant to clause (i) of this Section 2.4(k) and the compliance with or satisfaction of any agreements or conditions contained in the underwriting agreement or other agreement entered into by the Company; (iii) undertake such obligations relating to expense reimbursement, indemnification and contribution as are provided in Sections 2.6 and 2.8 hereof; and (iv) if any portion of the offering contemplated by the registration statement is an underwritten offering, use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, (A) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (B) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(l) within a reasonable time before each filing of the registration statement or any amendment or supplement thereto with the SEC, furnish to counsel selected by the Majority Holders copies of such documents proposed to be filed, which documents shall be subject to the reasonable approval of each such counsel;

(m) otherwise use its best efforts to cooperate with the underwriters, if any, the SEC and any other regulatory agencies and take all reasonable actions and execute and deliver or cause to be executed and delivered all documents reasonably necessary to effect and maintain the effectiveness of the registration of any Registrable Securities under this Agreement;

(n) during the period when a prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

(o) furnish to the selling Holders or the underwriters, if any, on a timely basis at the Company’s expense, certificates, free of any restrictive legends, representing ownership of the Registrable Securities being sold in such denominations and registered in such names as the selling Holders or underwriters, if any, shall request, and notify the transfer agent of the Company’s securities that it may effect transfers of the Registrable Securities upon notification from each respective selling Holder that it has complied with this Agreement and the prospectus delivery requirements of the Securities Act; and

(p) in connection with an underwritten offering, to the extent requested by the selling Holders or the underwriters, participate in and support customary efforts to sell the Registrable Securities in the offering, including, without limitation, participating in “road shows.”

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5. Furnish Information and Other Holder Obligations.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

(b) The selling Holders shall, and shall cause the underwriters selected by the selling Holders, if any, to, (i) offer to sell or otherwise distribute the Registrable Securities in reliance upon a registration contemplated by this Agreement only after a registration statement shall have been filed with the SEC, (ii) sell or otherwise distribute the Registrable Securities in reliance upon such registration only if a registration statement has been filed and declared effective under the Securities Act, (iii) upon the receipt of any notice from the Company of the occurrence of any event of the kind described in Section 2.4(j)(i)(B), (C) (but only with respect to the jurisdiction suspending qualification), (D) or (E), forthwith discontinue any offer and disposition of the Registrable Securities pursuant to the registration statement covering such Registrable Securities until such time as the Company shall have remedied such event and, if so directed by the Company, deliver to the Company all copies (other than permanent file copies) of the defective prospectus covering such Registrable Securities that are then in such selling Holders’ and such underwriters’ possession or control, (iv) distribute the Registrable Securities only in accordance with the manner of distribution contemplated by the prospectus and (v) report to the Company distributions made by such Participating Holders and such underwriters, if any, of Registrable Securities pursuant to the prospectus.

(c) In connection with any public offering of the Company’s securities, if requested by the Company or the representative of the underwriters of the securities being sold in such offering, each Holder shall provide, within ten days of such request, such information as may be required by the Company or such representative in connection with the completion of such offering; provided, however, that the obligations described in this Section 2.5(c) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future.

2.6. Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $25,000, of one counsel for the selling Holders (“Selling Holder Counsel”) (selected by the Majority Holders), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to any registration pursuant to Subsections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8. Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act (collectively, the “Holder Indemnitees”), against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred to the extent, in each case only to the extent that such Damages shall arise out of or shall be based upon (i) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any other securities laws, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any other securities laws, relating to action taken or action or inaction required of the Company in connection with such offering, (ii) any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein) relating to the offering and sale of the Registrable Securities, or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, or (iii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon untrue statement or alleged untrue statement, or any omission or alleged omission, if such statement or omission shall have been (A) made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of any Holder Indemnitee for inclusion in such registration statement (including any preliminary or final prospectus contained therein), or any amendment thereof or supplement thereto, or (B) made in any preliminary prospectus and the final prospectus shall have corrected such statement or omission and a copy of such final prospectus shall have been delivered to such Holder Indemnitee prior to the time such final prospectus is required to be delivered by such Holder Indemnitee under applicable law.

(b) To the extent permitted by law, each selling Holder, if Registrable Securities held by such Holder are included among the securities as to which such registration is being effected, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder (collectively, the “Company Indemnitees”), against any Damages, in each case only to the extent that such Damages arise out of or shall be based upon (i) any violation or alleged violation by such Holder of the Securities Act, the Exchange Act or any other securities laws, relating to action taken or action or inaction required of such Holder in connection with such offering, (ii) any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein) relating to the offering and sale of the Registrable Securities, or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, or (iii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that the indemnity agreement contained in this Section 2.8(b) shall only apply in any such case (A) to the extent that any such loss, claim, damage, expense, judgment, liability or action arises out of or is based upon an untrue statement contained in, or a material fact omitted from, information furnished to the Company in writing by or on behalf of such Holder for inclusion in the registration statement (or in any preliminary or final prospectus included therein), and (B) if any such untrue statement or material omission is incorporated by the Company in any preliminary prospectus, to the extent that such statement or omission shall not have been corrected in writing by or on behalf of such Holder prior to the time the final prospectus is required to be delivered by the Company under applicable law; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder).

(c) Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that the indemnified parties who were, at the time of the event precipitating the claim, Major Investors, shall have the right to retain one separate counsel (selected by Major Investors owning at least 60% of the Registrable Securities of all Major Investors who are indemnified parties), with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.9. Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10. Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Majority Holders of the Registrable Securities. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Holder without the written consent of such Holder, unless such amendment, termination, or waiver applies to all Holders in the same fashion. Any amendment or waiver effected in accordance with this Section 2.10 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, the Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.11. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Majority Holders of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would provide to such holder the right to include securities in any registration on other than on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.11.

2.12. “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA Rules or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall apply only to the IPO, and not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, shall be applicable to the Holders only if all officers and directors are subject to the same restrictions, and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.13. Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.13(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.13.

(c) The holder of each certificate representing Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. Notwithstanding the foregoing, the Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder transfers or distributes Restricted Securities to an Affiliate of such Holder for consideration not in excess of the consideration paid by such Holder for such Restricted Securities or (z) such Holder is (1) a partnership and is transferring or distributing Restricted Securities to one or more of its partners or former partners in accordance with their partnership interests, or (2) a limited liability company and is transferring or distributing Restricted Securities to one or more of its members or former members in accordance with their interests in the limited liability company; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.13. Each certificate, book entry or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.13(b), except that such certificate, book entry or instrument evidencing the Restricted Securities shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.14. Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate at such time as all Registrable Securities held by and issuable to such Holder (and its Affiliates, partners, former partners, members and former members) may be sold under Rule 144 promulgated under the Securities Act during any 90 day period.

3. Information and Observer Rights.

3.1. Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company:

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined below) for such year, with an explanation of any material differences between such amounts, and (iii) a statement of stockholders’ equity as of the end of such year; all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Board of Directors (including the affirmative vote of a majority of the Investor Directors).

(b) as soon as practicable, but in any event within thirty (30) days after the end of each month and the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal month or quarter, and an unaudited balance sheet as of the end of such fiscal month or quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; (ii) not contain all notes thereto that may be required in accordance with GAAP; and (iii) be subject to other exceptions that the audit committee of the Board of Directors may approve) and all in reasonable detail, including year-to-date figures, comparisons to the Budget (as defined below), the immediately preceding period and the comparable period in the immediately preceding fiscal year, all in accordance with a template approved by the Majority Holders;

(c) as soon as practicable, but in any event within thirty (30) days after the end of each month, a written monthly report provided by the chief executive officer, president, chief operating officer and chief financial officer that summarizes the overall operation of the Company’s business, including the status of material development projects, material contracts, contract negotiations, sales initiatives and human resource matters);

(d) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), which budget shall be subject to the approval of the Board of Directors and shall include (i) financial projections for the next two (2) fiscal years in the same format as its financial statements, (ii) on a quarterly basis, rolling twelve month forecasts in the format requested or approved by the Board of Directors, and (iii) monthly cash outlay in the format requested or approved by the Board of Directors. The business plan furnished pursuant to this Section 3.1(d) shall include projected balance sheets and profit and loss and cash flow statements, and shall outline the Company’s strategy and plan of execution for marketing and sales, product development, customer service and financing and shall include such other information as may be reasonably requested by the Board of Directors. The Company shall comply in all material respects with its applicable Budget for each fiscal year. Any material variation from the Budget shall require approval by the Board of Directors; and

(e) if requested by a Major Investor, as soon as practicable, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the requested period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuances, if any, all in sufficient detail as to permit such Major Investor to calculate its respective percentage equity ownership in the Company;

(f) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

The Company will keep true records and books of account in which full, true, and correct entries will be made of all dealings or transactions in relation to its business and affairs so as to permit the preparation of financial statements in accordance with GAAP.

The Company shall maintain in full force and effect all licenses and other rights to use patents, processes, licenses, trademarks, trade names, or copyrights owned or possessed by it or any subsidiary and necessary to the conduct of the Company’s business.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2. Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would, as advised by counsel, adversely affect the attorney-client privilege between the Company and its counsel, or to any Major Investor that the Board of Directors has reasonably determined to be a Competitor.

3.3. Observer Rights. Each Major Investor shall have the right to designate one representative (a “Board Observer”), who shall: (a) receive prior notice (no later than such notice is given to the members of the Board) of all meetings (both regular and special) of the Board of Directors and each committee of the Board of Directors; (b) be entitled to attend (or, at the option of such representative, monitor by telephone) all such meetings; (c) receive all notices, information, reports and minutes of meetings, which are furnished (or made available) to the members of the Board of Directors and/or committee at the same time and in the same manner as the same is furnished (or made available) to such Board of Directors or committee members; (d) have all information and inspection rights of any director of a Delaware corporation under Delaware corporate law; and (e) be entitled to participate in all discussions conducted at such meetings. If any action is proposed to be taken by the Board of Directors or any Board of Directors committee by written consent in lieu of a meeting, the Company shall give, or shall cause to be given, written notice thereof to each such representative of each Major Investor, which notice shall describe in reasonable detail the nature and substance of such proposed action and shall be delivered not later than the date upon which any member of the Board of Directors or committee received the same. The Company shall furnish, or shall cause to be furnished, to such representative or representatives with a copy of each action by written consent of the Board of Directors or committee in lieu of a meeting thereof not later than five (5) days after it has been signed by a sufficient number of signatories to make it effective. Notwithstanding the above, each Board Observer shall agree to hold in confidence and trust all information so provided and the Company reserves the right to withhold any information and to exclude any Board Observer from any meeting or portion thereof if: (i) the Company believes it is reasonably necessary to preserve the attorney-client privilege between the Company and its counsel; (ii) access to such information or attendance at such meeting could result in a conflict of interest between the Board Observer and/or affiliated entities of such Board Observer and the Company; (iii) the information relates to an acquisition proposal from Enterprise, i Ventures, Verizon or Allianz and the Board Observer is designated by Enterprise, i Ventures, Verizon or Allianz, as applicable, or (iv) the Board Observer represents and/or is affiliated with a Competitor of the Company. The Company shall have the right to withhold materials from a Board Observer and to redact minutes in a manner consistent with the foregoing principles. However, the Company shall in good faith endeavor to ensure that meetings of the Board of Directors or committees thereof are conducted in such a manner as to minimize those portions during which any Board Observer shall be excluded, with a view to allowing the Board Observers to attend and observe such meetings to the maximum extent possible.

3.4. Termination of Information Rights. The covenants set forth in Subsections 3.1, 3.2 and 3.3 shall expire and terminate upon the consummation of a Qualified Public Offering or a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation).

3.5. Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.5; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, rule, regulation, court order or subpoena, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4. Rights to Future Stock Issuances.

4.1. Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor (“Investor Beneficial Owners”); provided that, each such Affiliate or Investor Beneficial Owner: (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, (y) agrees to enter into this Agreement and each of the Voting Agreement and the Co-Sale Agreement, as an “Investor” under each such agreement.

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and all other Derivative Securities). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares of New Securities available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the sixty (60) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.

(d) The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO; and (iii) the issuance of shares of Series C Preferred Stock in the Recapitalization.

4.2. Termination. The covenants set forth in Subsection 4.1 shall expire and terminate upon the consummation of a Qualified Public Offering.

5. Additional Covenants.

5.1. Insurance. During the term of this Agreement, the Company shall maintain director and officer liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors, including a majority of the Investor Directors.

5.2. Employee Agreements. The Company will at all times ensure that each employee, including each member of senior management, has executed and delivered to the Company the standard form agreement (approved by the non-management members of the Board) with respect to the confidentiality of the Company’s proprietary and confidential information and the assignment to the Company of any and all rights each employee might have or acquire with respect to technology, inventions, developments, etc., developed in connection with his/her employment with the Company. Each employee shall be required to sign such standard form agreement as a condition of employment.

5.3. Reservation of Common Stock; Compliance with Securities Laws. The Company has and will continue at all times to reserve the appropriate number of shares of Common Stock solely for the purposes of issuance upon conversion of shares of the Preferred Stock.

5.4. Stock Restriction Agreements. The Company shall cause each officer and employee, as a condition to receiving after the date hereof any grants of equity or options pursuant to any Company equity incentive plan, to enter into stock restriction agreements with the Company pursuant to which the Company (or its assignee, to the extent permissible under applicable securities laws) will have an option to repurchase at fair market value any shares of Common Stock acquired by such person after the date hereof, such repurchase rights to apply after termination of employment.

5.5. Employee Stock. All stock option agreements or stock grant agreements entered into after the Closing by and between the Company and any employee regarding the grant of options to purchase shares of the Company’s capital stock, or regarding the issuance of the Company’s capital stock, shall, except as otherwise approved by the Board of Directors including the approval of a majority of the Investor Directors, (i) provide for vesting over a four (4) year period, at a rate not in excess of 25% per year with cliff vesting at the end of the first year and vesting at the rate of 1/36th per month for the second, third and fourth years, subject to accelerated vesting of up to fifty percent (50%) of such options on a Sale of the Company (as defined in the Voting Agreement); and (ii) set an exercise price for such options that are granted equal to fair market value as determined by a majority vote of the Board of Directors or the compensation committee of the Board of Directors. Such equity grants entered into after the Closing shall not provide for accelerated vesting for more than fifty percent (50%) of such options on a Sale of the Company unless otherwise approved by the Board of Directors including the approval of a majority of the Investor Directors. Such stock option and stock grant agreements should also include an acknowledgement by the employee receiving the options and/or stock grant of his or her obligations under the agreements referenced in Section 5.2 and Section 5.4 and shall require that as a condition of receiving the stock grant or exercising the stock option, that the employee execute the Co-Sale Agreement and the Voting Agreement or such other agreement in a form approved by the Board of Directors restricting the transfer of capital stock so acquired.

5.6. Investments. The Company will not without the approval of the Board of Directors, including the approval of a majority of the Investor Directors, have outstanding, or acquire or commit itself to acquire or hold, any investment in any security except (a) investments in marketable direct obligations issued or guaranteed by the United States of America that mature within one year from the date of acquisition thereof or which are subject to a repurchase agreement, exercisable within ninety (90) days from the date of acquisition of such agreement, with any commercial bank or trust company incorporated under the laws of the United States of America or any State thereof or the District of Columbia, (b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at the date of acquisition thereof, the highest rating obtainable from Moody’s Investors Service or Standard & Poor’s Ratings Services, (c) investments in bankers’ acceptances eligible for rediscount under Federal Reserve Board requirements accepted by any commercial bank or trust company referred to in clause (a) hereof,

(d) investments in deposits or certificates of deposit maturing within one year from the date of acquisition thereof issued by any commercial bank or trust company referred to in clause (a) hereof and having capital and surplus of at least $100,000,000, (e) investments in certificates of deposit issued by banks organized under the laws of any other jurisdiction, each having combined capital and surplus of not less than $1,000,000,000, and (f) investments in money market funds, so long as consistent with the Company’s internal investment policy.

5.7. Notices of Litigation, Etc. The Company will promptly, and in any event within five (5) days, give to each Major Investor written notice of (a) any occurrence that could reasonably be expected to have a material adverse effect on the properties, assets, liabilities, financial condition, business, operations or prospects of the Company, (b) any default under any indebtedness for money borrowed or any material agreement, and (c) any litigation or any administrative proceeding to which the Company may hereafter become a party, excepting only those in which the only relief sought is money damages in an amount not exceeding $10,000 in any one instance, or $50,000 in the aggregate with respect to all such litigation or proceedings. Upon request, the Company will promptly furnish to each Major Investor copies of all correspondence, notices, pleadings, reports, and other documents in connection with any litigation or proceeding in which it is involved or that may be received from any governmental agency or other person asserting a claim or potential claim against the Company, to the extent that such disclosure is lawful and does not breach the attorney-client privilege as it relates to such litigation or proceeding. Promptly after the receipt thereof, the Company will provide to each Major Investor copies of any reports (including management letters and reports and letters with respect to the adequacy of the Company’s internal accounting controls) submitted by independent accountants with respect to the Company.

5.8. Corporate Existence; Maintenance of Properties. The Company will preserve and keep in full force and effect its corporate existence, rights, and franchises. The Company will not engage in any business other than as presently conducted or planned by it and businesses reasonably ancillary thereto and will not take any course of action which would result in a substantial change in the nature or character of its business as it is presently conducted, except with the prior approval of the Board of Directors and any approval required by the terms of the Charter. The Company will maintain all of its properties used or useful in the conduct of its business in good condition, repair, and working order and cause to be made all necessary repairs, renewals, replacements, betterments, and improvements thereof.

5.9. Insurance. The Company will maintain with financially sound and reputable insurance companies, funds, or underwriters such insurance of the kinds, covering the risks (including without limitation directors’ and officers’ liability pursuant to Section 5.1) and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of the Company (such insurance coverage at all times to be at least as protective as the insurance maintained as of the date hereof). The Company shall not cause or permit any assignment or change in beneficiary and shall not borrow against any such policy.

5.10. Taxes. The Company will pay and discharge, or cause to be paid and discharged, before they become delinquent, all taxes, assessments, and other governmental charges imposed upon the Company or any of the properties, sales, or activities of the Company, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which, if unpaid might by law give rise to a lien upon any of its properties.

5.11. Compliance with Laws, Contracts, Licenses, and Permits.

(a) The Company will comply in all material respects with (i) its Certificate of Incorporation and bylaws and (ii) all judgments, decrees, orders, statutes, rules, and regulations binding on or applicable to the Company or its business or properties. If at any time any authorization, consent, approval, permit, or license from any officer, agency, or instrumentality of any government becomes necessary or required in order that the Company may fulfill any of its obligations hereunder, the Company will, after providing adequate written notice to all Major Investors, promptly take or cause to be taken all necessary steps within its power to obtain such authorization, consent, approval, permit, or license and will, upon written request, promptly furnish each such holder with evidence thereof.

(b) The Company will at all times comply with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.

5.12. Employee Benefit Plans; Compensation of Officers and Senior Management.

(a) The Company will take all actions necessary to maintain, fund, and administer its Employee Benefit Plans (as defined in the Series C Preferred Stock Purchase Agreement dated September 18, 2020) in all material respects in accordance with applicable federal, state, and local law.

(b) The compensation of all senior management of the Company will be determined from time to time by the Compensation Committee (as defined below) and with such other approvals required by the terms of the Restated Certificate.

5.13. No Inconsistent Agreements. From and after the date hereof, the Company shall not enter into or become bound by any indenture, mortgage, deed of trust, loan agreement or other contract, agreement or instrument that would prohibit, be violated by, conflict with or provide that a default would arise from the compliance by the Company with any of the provisions of this Agreement, the Co-Sale Agreement, the Voting Agreement or the terms of the Preferred Stock or the consummation of the transactions contemplated hereunder or thereunder.

5.14. Board Matters. The Board of Directors shall hold meetings at least once every calendar quarter unless otherwise agreed by a majority of the members of the Board of Directors. The Company shall reimburse directors for all reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors and committees thereof, including travel expenses. Reimbursements of expenses shall be in accordance with the Company’s travel and expense reimbursement policy (if any) approved by the Board of Directors.

5.15. Board Committees.

(a) The Company shall establish and maintain a compensation committee of the Board of Directors (the “Compensation Committee”) consisting of not more than three members, at least two members of which shall be Investor Directors if they choose to serve in such capacity from time to time. Unless approved unanimously by the Board Directors, (i) no employee stock option plan, employee stock purchase plan, employee restricted stock plan or other employee equity compensation plan shall be established or amended without the approval of the Compensation Committee and (ii) no equity securities or options to acquire equity securities or other equity based compensation shall be agreed to or issued without the approval of the Compensation Committee. Unless approved unanimously by the Board Directors, no executive bonuses shall be paid without the approval of the Compensation Committee. Consent of a majority of the Investor Directors shall be required for any decision to hire, or terminate the employment of, any person serving as President, Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Senior Vice President of Sales, Senior Vice President of Marketing or any other employee or officer who reports directly to the Chief Executive Officer. In addition, consent of a majority of the Investor Directors shall be required for approval of any or all other material compensation decisions of the Company. For the avoidance of doubt, material compensation decisions shall include any compensation decision involving the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer or any other compensation decision involving aggregate annual compensation in excess of $200,000.

(b) The Company shall establish and maintain an audit committee of the Board of Directors (the “Audit Committee”) consisting of not more than three members, at least two members of which shall be Investor Directors if they choose to serve in such capacity from time to time. The Audit Committee shall have the duties and responsibilities typically delegated to an audit committee.

5.16. Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

5.17. Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company. Each of the Fund Directors and the Fund Indemnitors are intended third-party beneficiaries of this Section 5.17 and shall have the right, power and authority to enforce the provisions of Section 5.17 as if they were a party to this Agreement.

5.18. Qualified Small Business Stock. The Company shall use commercially reasonable efforts to cause the shares of Series C Preferred Stock, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board of Directors of the Company determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

5.19. Right to Conduct Activities. The Company hereby agrees and acknowledges that each Fund is a professional investment fund and, as such, invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business. The Company hereby agrees that, to the extent permitted under applicable law, no Fund shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Fund in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of any Fund to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement or any other agreement with the Company, or (y) any director or officer of the Company from any liability associated with such director’s or officer’s fiduciary duties to the Company.

5.20. Engagement of Financial Advisor. The Company will use commercially reasonable efforts to engage a top tier financial advisor selected by the Board of Directors, which selection and engagement shall occur on or before August 15, 2022, to advise the Company on exploring strategic alternatives including, but not limited to, a Sale of the Company (as defined in the Voting Agreement).

5.21. Key Executive Employment Agreements. The Company will use commercially reasonable efforts to enter into customary employment agreements with certain key executives identified by the Board of Directors on or before August 15, 2022.

5.22. Termination of Covenants. The covenants set forth in this Section 5, except for Subsection 5.16, shall expire and terminate upon the consummation of a Qualified Public Offering or a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation.

5.23. Termination of Prior Agreement. The Company and the Existing Investors hereby agree that, effective as of date hereof, the Prior Agreement and each of the Company’s and the Existing Investors’ rights and obligations thereunder are hereby terminated in their entirety and of no further force or effect.

6. Miscellaneous.

6.1. Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; (iii) if the Holder is a partnership, limited liability company or corporation, is a partner, retired partner, member or stockholder of such Holder, or the estate or family member of any partner, retired partner, member or stockholder; or (iv) after such transfer, holds at least 250,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2. Governing Law.

(a) This Agreement shall be governed by the internal law of the State of Delaware.

(b) EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD.

(c) EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THOSE SET FORTH IN SUBSECTION (b) ABOVE, AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN HEREIN OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(d) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH THIS AGREEMENT.

6.3. Cumulative Remedies; Failure to Pursue Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. Except where a time period is specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any other right, power, privilege or remedy.

6.4. Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of the Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to seek an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement without any requirement to post bond or prove economic damage, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity..

6.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.6. Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the applicable signature page or Schedule A, as the case may be, or to such email address or address as subsequently modified by written notice given in accordance with this Subsection 6.7.

6.8. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Majority Holders of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Subsection 2.13(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.13(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Except as otherwise expressly provided, the provisions of Sections 3 and 4 may be amended or waived only with the written consent of the holders of a majority of the Registrable Securities then outstanding held by the Major Investors (it being agreed that, in the event the provisions of Section 4 are waived with respect to a particular transaction without a Major Investor’s prior written consent and any party that participated in waiving such rights actually purchases Equity Securities in such offering, then the Company shall grant to any such non-waiving Major Investor the right to purchase the same percentage of its full pro rata share of Equity Securities as the highest percentage of any such purchasing waiving party) (for the sake of clarity, the foregoing shall not be deemed to affect the requirements contained in this Section 6.8 that certain parties hereto to consent to such amendments or waiver in order for such amendment or waiver to be effective). Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that, subject to the previous sentence, a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). For the avoidance of doubt, any amendment, termination or waiver of the foregoing sentence that results in a subsequent amendment, termination or waiver of this Agreement that adversely affects a particular Investor without application to all Investors shall be void ab initio without the written consent of such Investor. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Subsection 6.8 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.9. Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.10. Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.11. Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.12. Entire Agreement. This Agreement (including any Schedules) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.13. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.14. Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

6.15. Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

URGENT.LY INC.

By:	/s/ Timothy Huffmyer
Name:	Timothy Huffmyer
Title:	Chief Financial Officer

Address:	8609 Westwood Center Drive
Suite 810
Vienna, Virginia 22182

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

FORTÉ VENTURES, L.P.

By:	Forté Capital Management, L.L.C.
Its:	General Partner
By:	Hawkins Ventures, Inc.
Its:	Manager

By:	/s/ Thomas N. Hawkins
Thomas N. Hawkins
President and CEO

FORTE URGENT.LY, LLC

By:	Forte Capital Management LLC, its Manager
By:	Hawkins Ventures, Inc., its Manager

By:	/s/ Thomas N. Hawkins
Thomas N. Hawkins, President & CEO

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

BMW iVENTURES SCS, SICAV-RAIF

Duly represented by BMW i Ventures, Inc.

Itself duly represented by Michael Hammer and Kasper Sage

By:	/s/ Michael Hammer
Name:	Michael Hammer
Title:	Chief Financial Officer

By:	/s/ Kasper Sage
Name:	Kasper Sage
Title:	Partner

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

VERIZON VENTURES LLC

By:	/s/ Christopher J. Bartlett
Name:	Christopher J. Bartlett
Title:	Chairman and Chief Investment Officer

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

BRVC URGENT.LY, LLC

By:	/s/ Todd Sims
Name: Todd Sims
Title:	Authorized Person

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

IRON GATE URGENTLY LLC

By:	/s/ Ryan Pollock
Name: Ryan Pollock
Title: Managing Director

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ENTERPRISE HOLDINGS VENTURES, L.L.C.

By:	/s/ Robert Wetzel
Name: Robert Wetzel
Title: Vice President

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

RYAN INVESTMENTS LLC

By:	/s/ Joseph Ryan
Name: Joseph Ryan
Title: Chief Executive Officer

RYAN FAMILY HOLDINGS, LLC

By:	/s/ Joseph Ryan
Name: Joseph Ryan
Title: Chief Executive Officer

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

By:	/s/ Keith Calcagno
Name: Keith Calcagno
Title: Chief Merchant & Strategy Officer

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

EMERALD INDUSTRIAL INNOVATION L.P.

By: EIIF Management L.P.
Its: General Partner

By: Emerald Partners III Ltd.
Its: General Partner

By:	/s/ Pascal Mahieux
Name: Pascal Mahieux
Title: Director

Signature Page to Amended and Restated Investors’ Rights Agreement